Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: November 14, 2012

HERITAGE FINANCIAL DECLARES

SPECIAL CASH DIVIDEND

Olympia, WA, November 14, 2012/PR Newswire/ — The Board of Directors of Heritage Financial Corporation (“Company”) (NASDAQ: HFWA) declared a special cash dividend of $0.30 per share payable on December 6, 2012 to shareholders of record as of the close of business on November 26, 2012.

Brian L. Vance, President and Chief Executive Officer stated, “We continually strive to enhance shareholder value and are pleased to announce to our shareholders a second special dividend this year. With this special dividend year-to-date cash dividends total $0.80 per common share. We continue to manage our strong capital position through a combination of cash dividend strategies, share repurchases, organic growth, and acquisitions.”

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. The Company’s stock is traded on the Nasdaq Global Select Market under the symbol “HFWA”. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Source: Heritage Financial Corporation

Contact: Brian L. Vance, Chief Executive Officer, (360) 943-1500